Exhibit 99.1

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Avista Files General Rate Case with Washington Regulators
Filing reflects investment in electric generation and transmission infrastructure

SPOKANE, Wash. – March 30, 2005, 1:30 p.m. PST: Avista (NYSE:AVA) has filed a request with the Washington Utilities and Transportation Commission (WUTC) to increase base electric rates by 12.5 percent and base natural gas rates by 1.8 percent. Avista’s request is designed to increase electric revenues by $35.8 million annually and natural gas revenues by $2.9 million annually, and is based on a proposed rate of return of 9.67 percent with a common equity ratio of 44 percent and an 11.5 percent return on equity.

Avista last increased electric prices in Washington in 2002. The company completed settlement of a Washington natural gas rate case in November 2004, but some issues – including cost of capital and some forward-looking adjustments – were left open to be addressed in the combination electric and natural gas general rate case filed by Avista today. The WUTC generally has up to 11 months to review Avista’s general rate case filing.

Price Changes for Avista Customers
If the WUTC approves the company’s general electric rate increase request, the monthly bill for a residential electric customer with average monthly usage of 1,000 kilowatt-hours of electricity would increase by $7.92, from $55.09 to $63.01. Avista is proposing that the basic monthly charge for residential electric service be increased from $5.00 to $5.50.

Under Avista’s proposal, the monthly bill for a residential natural gas customer using an average of 75 therms of gas would increase $1.48 per month, from $74.77 to $76.25. There would be no change in the basic monthly charge for natural gas.

Proposed rate increase percentages vary by customer class and are based on a comparison of the cost of providing service to those customers and the present rates billed for service.

“Our general rate case filing reflects our company’s ongoing efforts to ensure long-term and reliable energy supplies for our customers. To accomplish that goal, we’ve made substantial investments in new generating resources and in our energy delivery infrastructure since our last general rate case filing,” said Scott Morris, president of Avista Utilities. “We have been quite purposeful in successfully meeting our objective of owning or controlling electric resources that will allow us to serve our customers under a range of operating conditions, which reduces our reliance on potentially volatile energy markets.”

Morris also noted that today’s request represents another step in the company’s financial recovery and its ongoing efforts to restore its investment grade credit rating, which was lowered during the 2000-01 energy crisis.

Avista’s Investment in Energy Delivery Infrastructure
Since its last electric price increase in 2002, Avista has invested significantly in its electric generation system and in its transmission infrastructure – steps designed to reduce reliance on market-priced power and to improve the reliability of its delivery system. Earlier this year, Avista purchased from Mirant the remaining 50 percent interest in the Coyote Springs 2 natural gas-fired generating facility not already owned by Avista. The $62.5 million transaction cost-effectively adds approximately 140 megawatts of generating capacity to serve Avista’s customers and increases the company’s operating flexibility.

Avista continues to invest in building and upgrading transmission infrastructure that will improve the delivery of electricity to meet existing and future power needs in Avista’s service territory. The projects will relieve transmission congestion in the area and improve system reliability. They will also provide additional transmission capacity to meet future growth in the region. Avista’s current transmission projects are planned for completion in 2007. They represent more than $100 million in infrastructure investment over six years.

Other issues Avista is asking the WUTC to consider in its general rate case filing include increases in power supply costs – in part resulting from the expiration of some long-term contracts for low-cost mid-Columbia hydroelectric generation – as well as increased operation and maintenance costs plus new investment related to an expanding customer base.

Avista is also proposing a plan to implement advanced meter reading (AMR) for electric and natural gas customers in Washington over a six-year period beginning in 2006. The company is not currently seeking a change in rates to recover these costs. Avista has already completed 74,000 AMR installations in Oregon and will complete 107,000 AMR installations in Idaho this year as part of a multi-year implementation program.

Avista’s Customer Support Programs
Avista recognizes the impact of price increases on its customers, especially on those who have the most difficulty paying their energy bill. In addition to working to control the cost of providing service, Avista has an ongoing commitment to a number of energy assistance programs for its customers. These include Project Share, a fuel blind energy assistance fund. In 2004, Avista customers contributed more than $326,000 to Project Share, and Avista contributed an additional $200,000. These contributions helped nearly

3,000 households in the region with their energy bills, with 2,000 of those households in Washington.

In 2001, the WUTC approved Avista’s Low Income Rate Assistance Program (LIRAP). This program includes a tariff rider charge for electricity and natural gas that provides approximately $3 million per year for energy assistance for qualified Avista customers in Washington state. Nearly $9 million in energy assistance has been distributed to Avista’s Washington customers since LIRAP began.

Other customer programs include CARES, a program assisting those who face challenges paying their bills; Comfort Level Billing, a plan that averages annual energy bills into equal monthly payments; and ongoing energy conservation and efficiency programs available to residential, commercial and industrial customers.

With the dry weather conditions experienced during the past several months and with energy costs rising, Avista continues to remind customers to be mindful of their energy usage. The company encourages the wise and efficient use of energy and has been a leader in its active promotion of energy conservation through various efficiency, education and awareness programs. Avista offers rebates for residential weatherization (wall, floor, ceiling, ducts) and high efficiency water heaters and furnaces. The company offers energy conservation education, including workshops for seniors, and energy use guides to help customers reduce energy costs on a long-term basis. Homeowners and business customers can visit www.avistautilities.com for energy saving tips and for suggestions on how to get more value for their energy dollar.

Approximately 70 percent of the company’s annual retail electric and natural gas revenues are derived from Washington where the company serves 220,000 electric customers and 134,000 natural gas customers.

For additional information regarding Avista’s Washington general rate case, visit the Washington Rate Information Center at www.avistautilities.com.

About Avista
Avista Corp. is an energy company involved in the generation, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 330,000 electric and 305,000 natural gas customers in four western states. Avista’s non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding expected prices and requirements for electricity and natural gas. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond the company’s control, and many of which could have a significant impact on the company’s operations, results of operations and financial condition, and could cause actual results to differ materially from those anticipated.

For a discussion of material risks and uncertainties and other important factors please refer to Avista Corp.’s Annual Report on Form 10-K for the year ended Dec. 31, 2004. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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